Exhibit 99.2

Contact: Ed Dickinson Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE

LMI Aerospace, Inc. Acquires TASS, Inc.

Engineering Firm Will Be Part Of LMI’s Engineering Services Segment

ST. LOUIS, August 8, 2012 -- LMI Aerospace, Inc. (Nasdaq:LMIA), a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace, defense and technology markets, announced that it has acquired TASS Inc., a premier after-market engineering and support services firm.

Headquartered in Kirkland, Washington, TASS delivers high-end engineering solutions to aircraft manufacturers, airlines, Maintenance, Repair and Overhaul (MRO) services companies and leasing companies worldwide.  TASS has 60 employees with offices in Kirkland, WA, the United Kingdom, Australia and Sri Lanka.

TASS provides customers with:

-	24/7 Airline AOG support

-	Modification, repair, design and analysis using the latest CAD techniques

-	Technical fleet management

-	Repair design services

-	Engineering program management

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LMI Aerospace Announces
Acquisition of TASS, Inc.

-	Airworthiness certification and certification program management

-	Substantiation, flight verification and certification in systems and avionics

TASS’s largest customer is The Boeing Company for which it provides engineering support for in-service commercial aircraft both at TASS’s facilities and on-site at Boeing.

“The addition of TASS provides LMI Aerospace with a global presence in the rapidly growing aftermarket engineering arena and builds on our long and successful history with Boeing products,” said Ronald S. Saks, Chief Executive Officer of LMI.  “The company’s expertise in aircraft repairs, modifications and airline fleet management services seamlessly complements the proven structural design and analysis capabilities of our Engineering Services segment.  The TASS workforce brings a high level of technical expertise and customer service that integrates well with LMI’s culture.”

TASS will be managed by LMI’s D3 Technologies subsidiary, which is part of LMI’s Engineering Services segment.  John Brom and Damian Horrigan, currently managers at TASS, will continue to provide management oversight of the TASS business, with emphasis on domestic and international repair and fleet management services provided to airlines, leasing companies and MRO services companies.

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LMI Aerospace Announces
Acquisition of TASS, Inc.

LMI funded the purchase of TASS with internal cash.  TASS is expected to generate approximately $17M in sales for full year 2012.  LMI’s financial guidance issued in an August 8, 2012, press release does not include the benefits from TASS.  Updated guidance will be provided in LMI’s third quarter release.

LMI Aerospace, Inc. is a leading provider of design engineering services and supplier of structural assemblies, kits and components to the aerospace, defense and technology markets.  Through its Aerostructures segment, the company primarily fabricates, machines, finishes, integrates, assembles and kits formed close tolerance aluminum and specialty alloy and composite components and higher level assemblies for use by the aerospace, defense and technology industries.  It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies, Inc. subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft product lifecycles from conceptual design, analysis and certification through production support, fleet support and service life extensions via a complete turnkey engineering solution.

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LMI Aerospace Announces
Acquisition of TASS, Inc.

This news release includes forward-looking statements related to LMI Aerospace, Inc.'s outlook for 2012 and beyond, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.'s filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company's Annual Report on Form 10-K for the year ended December 31, 2011, and any risk factors set forth in our other filings with the Securities and Exchange Commission.